Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Unitholders and Board of Managers

New York REIT Liquidating LLC:

We consent to the incorporation by reference in the registration statement (No. 333-226269) on Form S-4 of New York REIT Liquidating LLC (the Company) of our report dated March 15, 2019, with respect to the consolidated statement of net assets (liquidation basis) of the Company as of December 31, 2018 and 2017, the related consolidated statement of changes in net assets (liquidation basis) for each of the years in the two-year period then ended, the consolidated statements of operations and comprehensive loss (going concern basis), changes in equity (going concern basis) and cash flows (going concern basis) for the one-year period ended December 31, 2016, and the related notes and financial statement schedule III (collectively, the consolidated financial statements), which report appears in the December 31, 2018 annual report on Form 10-K of New York REIT Liquidating LLC.

/s/ KPMG LLP

New York, New York March 15, 2019